UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2017

LOTON, CORP

(Exact name of registrant as specified in its charter)

Nevada	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive, Suite 1450

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) On April 12, 2017, Loton, Corp (the “Company”) appointed Jerry Gold to serve as the full-time Chief Financial Officer and Executive Vice President of the Company and LiveXLive, Corp. (“LXL”), the Company’s wholly owned subsidiary. Mr. Gold shall also assume the role of Principal Accounting Officer of the Company. In connection with his appointment, the Company intends to enter into an employment agreement with Mr. Gold in the near future and the terms of such agreement will be disclosed by an amendment to this Current Report.

In connection with such appointment, on April 14, 2017, David Wells, the Interim Principal Financial Officer (Interim Principal Accounting Officer) of the Company, notified the Company of his decision to resign from all of his positions with the Company, effective as of April 12, 2017. Mr. Wells’ resignation was not due to any disagreement with the Company and was a result of the Company hiring a full-time Chief Financial Officer. Mr. Wells will continue to provide to the Company certain accounting and other financial services pursuant to an existing consulting agreement between the Company and StoryCorp Consulting (d/b/a Wells Compliance Group).

Mr. Gold, age 71 ― Prior to his appointment as the Company’s Chief Financial Officer and Executive Vice President, Mr. Gold served as a Strategic Financial Advisor to Robert Ellin, the Executive Chairman and President of the Company, since February 2017. From January 2016 to April 2017, Mr. Gold served as the Managing Director of Pacific Capital Partners LLC, an investment firm arranging debt and equity financing for real estate, technology and entertainment ventures. From September 2014 to January 2017, Mr. Gold served as a Co-Founder and the Chief Executive Officer of Biometrcs Technology International Inc., a startup developing patented authentication and security technology to replace passwords. From 2011 to June 2013, Mr. Gold served as the Chief Executive Officer of Bonded Services Inc., one of the leading providers of asset management services for the media and entertainment market. Mr. Gold has been a music and entertainment executive for the past 37 years, including serving as the Executive Vice President and Chief Financial Officer of Warner Music Group for nearly a decade. In addition to his responsibilities as Warner Music’s Chief Financial Officer, he extended his focus to strategic planning, mergers and acquisitions and joint ventures. Mr. Gold also managed Warner Music’s investment in Columbia House, a direct marketing joint venture with Sony Music, and was a member of the Board of Directors. Mr. Gold was also a partner at Ernst & Young for 12 years and led the firm’s media and entertainment practice where he was responsible for clients like Time Warner, PolyGram, Boston Ventures and Silver Screen Partners. Mr. Gold received his Bachelor of Business Administration degree from Baruch College and is a Certified Public Accountant.

Other than the Company’s prior intention to hire Mr. Gold as its full-time Chief Financial Officer, there is no arrangement or understanding between Mr. Gold and any other persons pursuant to which Mr. Gold was appointed to his position.  There are no family relationships between Mr. Gold and any of the Company’s officers or directors.  Prior to being appointed as the Company’s Chief Financial Officer and Executive Vice President, Mr. Gold entered into a consulting agreement with the Company pursuant to which he received 15,000 shares of the Company’s common stock as payment for certain consulting services provided to the Company under that agreement. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Gold has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On April 12, 2017, the Company issued a press release announcing the appointment of Mr. Gold as the Chief Financial Officer and Executive Vice President. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any other purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing unless specifically provided otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1**	Press Release, dated as of April 12, 2017.

** Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTON, CORP

/s/ Robert S. Ellin
Name: Robert S. Ellin
Title: Executive Chairman and President

Dated: April 18, 2017